UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 2, 2005

PLACER SIERRA BANCSHARES

(Exact name of registrant as specified in its charter)

California	0-50652	94-3411134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

525 J Street, Sacramento, California	95814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (916) 554-4750

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On September 2, 2005, the wholly-owned subsidiary of Placer Sierra Bancshares (NASDAQNMS: PLSB) (the “Company”), Placer Sierra Bank (the “Bank”) entered into an Information Technology Services Agreement (the “New Agreement”) with Fidelity Information Services, Inc (“Fidelity”) pursuant to which Fidelity will provide the Bank’s item and core processing services. The initial term of the New Agreement is for five years and its renewal term is for an additional five years.

Fidelity provides the Bank’s current item and core processing services under an Agreement for Information Technology Services dated as of December 21, 2000, as amended from time to time and as partially assigned and assumed as of September 30, 2003 (the “Prior Agreement”) by and between the Bank and Fidelity Integrated Financial Solutions . The Bank and Fidelity amended the Prior Agreement on September 2, 2005 primarily to set new renewal and termination provisions and to provide that the Prior Agreement will terminate when the core processing services under the New Agreement begin.

Core processing services under the New Agreement will begin in August 2006 or on another date agreed to by the parties. Fidelity will provide core processing services under the Prior Agreement until the earlier of (a) the date core processing services begin under the New Agreement or (b) March 1, 2008. The services that begin immediately under the New Agreement are item processing services. Electronic statement and delivery services will begin before 2006 or on another date agreed to by the parties. If core processing services under the New Agreement never begin, Fidelity and the Bank agree that the Prior Agreement will be in effect through March 1, 2008 and will have a two-year renewal term.

The New Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the third quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Placer Sierra Bancshares
(Registrant)
Date September 7, 2005

/s/ Ronald W. Bachli
Ronald W. Bachli
Chairman and Chief Executive Officer